Exhibit 99.1

Contact:	Joe Schierhorn, President, CEO, and COO
(907) 261-3308
Jed Ballard, Chief Financial Officer
(907) 261-3539

NEWS RELEASE
Northrim BanCorp, Inc. Appoints Joseph Marushack to its Board of Directors

ANCHORAGE, Alaska - February 2, 2021 - Northrim BanCorp, Inc. (NASDAQ:NRIM) announced that Joseph (Joe) Marushack has been appointed to the Board of Directors, effective immediately.

“We are pleased that Joe has decided to join our Board,” said Joe Schierhorn, President and CEO. “Joe is well known and highly respected in Alaska’s business communities, especially within the oil & gas industry. He brings a wealth of knowledge from his executive experience and will be a good addition to our Board of Directors.”

Marushack recently retired from his position as President of ConocoPhillips, Alaska. He began his career with Phillips Petroleum Company in 1982 as a staff engineer in Casper, Wyoming. He has held numerous oil and gas operating and commercial leadership roles in upstream, refining, treasury and planning groups.

In April 2015, Marushack was named President of ConocoPhillips, Alaska following previous roles as President, ConocoPhillips Canada, and President, ConocoPhillips Asia Pacific and Middle East. In these positions, he managed operations in Canada, Australia, Indonesia, China, Malaysia, Qatar and East Timor. These operations included oil and gas production, development, projects and LNG. Marushack was most recently Chairman of the Alaska Oil and Gas Association, and had also served on the boards of United Way of Anchorage, Anchorage Homeless Council, The Nature Conservancy Alaska. He is currently a board member of Yellowstone Forever (the Yellowstone National Park Foundation).

Marushack was born in Norman, Oklahoma and is a native of Rock Springs, Wyoming. He received a Bachelor of Science degree in civil engineering from the University of Wyoming in Laramie in 1980 and a Master of Business Administration in 1982 from the University of Utah in Salt Lake City.

About Northrim BanCorp

Northrim BanCorp, Inc. is the parent company of Northrim Bank, an Alaska-based community bank with 16 branches in Anchorage, the Matanuska Valley, Soldotna, Juneau, Fairbanks, Ketchikan, and Sitka, and a loan production office in Kodiak, serving 90% of Alaska’s population; and an asset based lending division in Washington; and a wholly-owned mortgage brokerage company, Residential Mortgage Holding Company, LLC. The Bank differentiates itself with its detailed knowledge of Alaska’s economy and its “Customer First Service” philosophy. Pacific Wealth Advisors, LLC is an affiliated company of Northrim BanCorp.

www.northrim.com

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Note Transmitted on GlobeNewswire on February 2, 2021, at 12:15 pm Alaska Standard Time.